Exhibit 10.2

EXECUTION COPY

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (“Assignment Agreement”) is made this September 15, 2004 between PRICESMART, INC., a company organized and existing under the laws of the State of Delaware (“PriceSmart”) and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries (“IFC”).

RECITALS:

A.	Pursuant to the Omnibus Agreement dated June 27, 2002 (the “Omnibus Loan Agreement”), by and among PriceSmart, PSMT Philippines, Inc., a company organized and existing under the laws of the Philippines (the “PSMT Philippines” and together with PriceSmart, the “Co-Borrowers”) and IFC, IFC has agreed, subject to the terms and conditions thereof, to lend to the Company the sum of twelve million five hundred thousand Dollars ($12,500,000) of which ten million two hundred thousand Dollars ($10,200,000) have been fully disbursed and remain outstanding (the “2002 Loan”).

B.	IFC has other existing debt and equity investments in PriceSmart and its affiliates.

C.	Pursuant to letters, dated June 2, 2004 and July 26, 2004, respectively, PriceSmart and The Price Group, LLC, a company organized and existing under the laws of the State of California and an affiliate of PriceSmart, have requested IFC to consider restructuring IFC’s investment in, and grant certain waivers and concessions to, PriceSmart and its subsidiaries (including PSMT Philippines) (the “Restructuring”).

D.	PriceSmart desires to purchase, and IFC desires to sell, the 2002 Loan as part of the Restructuring.

E.	It is a condition of the Restructuring that the parties hereto shall have entered into this Agreement.

NOW, the parties agree:

1. Effective only upon written confirmation from IFC to PriceSmart that IFC has received from PriceSmart US$ 10,393,785.22 at Citibank N.A., 111 Wall Street, New York, N.Y. 10043, USA, for credit to account no. 36085579, ABA: 021000089, International Finance Corporation, Washington, D.C., Loan reference number PRJ 11213 PHL, on or before September 15, 2004 in consideration of this assignment and release and free of any withholding tax or deduction whatsoever:

(i)	IFC hereby ASSIGNS, WITHOUT RECOURSE, REPRESENTATION OR WARRANTY OF ANY KIND (except as stated in paragraph 6 below), to PriceSmart, all of its rights, title and interest in, to and under the Omnibus Loan Agreement and the 2002 Loan, and all other benefits relating to the 2002 Loan accruing to IFC under the Omnibus Loan Agreement, including all rights to any outstanding principal and accrued but unpaid interest in respect of the 2002 Loan, and all rights it might have under any security therefor (including any pledges and mortgages); and

(ii)	PriceSmart hereby accepts such assignment of the Omnibus Loan Agreement. Subject to paragraph 4 below, IFC releases each of the Co-Borrowers from all its obligations under the Omnibus Loan Agreement.

2. Subject to IFC’s receipt of payment as set forth in paragraph 1 hereof, PriceSmart hereby assumes and agrees to pay, perform and discharge all debts, liabilities and obligations of any kind of IFC under the Omnibus Loan Agreement whether now existing or hereafter arising, known or unknown, absolute or contingent, determined or speculative or otherwise, including without limitation in respect of any and all suits, claims, causes of action, damages or rights that any party to or beneficiary of the Omnibus Loan Agreement (including their respective successors and assigns) may have had, now has or in the future may have against IFC under, arising out of or in any way relating to the Omnibus Loan Agreement.

3. Subject to IFC’s receipt of payment as set forth in paragraph 1 hereof, PriceSmart hereby agrees to indemnify and hold harmless IFC, its officers, directors, agents and employees in their capacity as such, and their respective successors and assigns, from any and all obligations, claims, causes of action, suits, damages or liabilities of any kind, known or unknown, absolute or contingent, determined or speculative or otherwise, which either of the Co-Borrowers, its successors or assigns may have had, have now or in the future may have against IFC or any such person under, arising out of or relating in any way to this Assignment and Assumption Agreement.

4. Subject to IFC’s receipt of payment as set forth in paragraph 1 hereof, each of the parties hereto will execute such further documents, transfers, assignments or assurances as any party may reasonably request, to give effect to this assignment and assumption and to fully vest in PriceSmart all of the rights relating to the 2002 Loan accruing to IFC under the Omnibus Loan Agreement and will notify the Co-Borrowers of such assignment and assumption in the form set out in Schedule A.

5. PriceSmart agrees to pay all charges, costs and expenses (including stamp duties, taxes or fees of a notary or IFC’s legal counsel) on or in connection with this Assignment and Assumption Agreement.

6. IFC represents and warrants to PriceSmart that it has not previously assigned its rights to or interests in the 2002 Loan.

7. This Assignment Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

PRICESMART, INC.

By:	/s/ John Heffner
Name:	John Heffner
Title:	Executive V.P./CFO

INTERNATIONAL FINANCE CORPORATION

By:	/s/ Stanley Greig
Name:	Stanley Greig
Title:	Manager, Latin America and Caribbean Credit and Portfolio Division, Global Manufacturing Services Department

SCHEDULE A

NOTICE OF ASSIGNMENT

To: [                        ]

Reference is made to the Omnibus Agreement dated June 27, 2002 (the “Omnibus Loan Agreement”), by and among PSMT Philippines, Inc., PriceSmart, Inc. (“PriceSmart”) and International Finance Corporation (“IFC”);

IFC HEREBY GIVES YOU NOTICE that, by an Assignment and Assumption Agreement dated September 15, 2004 and made between IFC and PriceSmart, IFC has assigned absolutely to PriceSmart (with effect from September 15, 2004) all its rights to and interests in its Loan (as defined in the Omnibus Loan Agreement) and all other benefits relating to such Loan accruing to IFC under the Omnibus Loan Agreement including all rights they might have under any security therefor (including any pledges and mortgages).

Accordingly, you are now required to recognize PriceSmart, or such person appointed by PriceSmart, as holder of such rights, interests and benefits as have been assigned to it by IFC.

DATED this 15th day of September, 2004.

INTERNATIONAL FINANCE CORPORATION

By
Authorized Representative